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                                                                   EXHIBIT 10.29

                         TECHNOLOGY SERVICES AGREEMENT


THIS TECHNOLOGY SERVICES AGREEMENT (the "Agreement") is executed December 20, 1993, and made effective as of the close of business December 17, 1993 (the "Commencement Date,,) by and between SPECTRADYNE, INC., a Texas corporation ("SPECTRADYNE"), and CERTECH TECHNOLOGY, INC., a Texas corporation ("CERPLEX").

                                    RECITALS

This Agreement is made with reference to the following facts:

     A. CERPLEX has been formed by THE CERPLEX GROUP, INC., a Delaware corporation ("CERPLEX Parent") to engage in the business of providing electronic component manufacturing and repair operations and management, warehouse and shipping operations and management and related services. CERPLEX and SPECTRADYNE believe that, by CERPLEX performing such services for SPECTRADYNE, CERPLEX will be able to provide such services to SPECTRADYNE at a lower cost than that which SPECTRADYNE is currently incurring, while CERPLEX will profit on the performance of its services hereunder.

     B. CERPLEX desires to provide to SPECTRADYNE, and SPECTRADYNE desires to obtain from CERPLEX, the repair of electronic components and the operations and management of the repair facility, warehouse and shipping operations and management and related services which SPECTRADYNE currently performs at the SPECTRADYNE Facilities, as defined below.

     C. In order to enable CERPLEX to provide such services from and after the Commencement Date, SPECTRADYNE desires to make available to CERPLEX and CERPLEX desires to use, sublease and/or purchase, on the terms and conditions set forth in this Agreement, certain resources used by SPECTRADYNE to provide the services. In addition, CERPLEX desires to hire certain of SPECTRADYNE's employees.

     D. Concurrently with the execution of this Agreement, the parties are entering into that certain lease as defined in Section 4.1 setting forth the terms and conditions upon which CERPLEX will lease space from SPECTRADYNE.

     Therefore, the parties agree as follows:

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                                   ARTICLE 1
                              AGREEMENT AND TERM

     1.1 AGREEMENT. During the term of this Agreement, CERPLEX shall supply to SPECTRADYNE and SPECTRADYNE shall purchase from CERPLEX electronic component manufacturing and repair operations and management services, warehouse and shipping operations and related services as more particularly described in
Article 3 of this Agreement.

     1.2  TERM - EXTENSION - EARLY TERMINATION.

     1.2.1 TERM - EXTENSION. The term of this Agreement shall begin on the Commencement Date and, unless terminated early in accordance with the provisions hereof, shall expire five (5) years from the Commencement Date (the "Term"). The Term shall be automatically extended for one (1) year (each such extension being referred to as an "Extension Term") on the fifth Anniversary Date and each Anniversary Date thereafter, unless one of the parties delivers a written notice to the other party not later than ninety (90) days before such Anniversary Date that such party does not wish for the term to be so extended, in which case the term shall expire at the end of the Term or Extension Term, as the case may be.

     1.2.2 EARLY TERMINATION. Notwithstanding the foregoing, either party may terminate this Agreement on 12 months notice by delivering written notice of termination to the other party specifying this Section 1.2-2.

                                   ARTICLE 2
                                  DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

     "Additional SPECTRADYNE FRUs" shall have the meaning set forth in
Section 3.2.1.

     "Affiliate" of a party shall mean any entity controlled by, controlling or under common control with that party.

     "Anniversary Date" shall mean the date twelve (12) months from the Commencement Date and every successive twelve month anniversary of such date.

     "CERPLEX Parties" shall mean CERPLEX, the CERPLEX Parent and their subsidiaries, Affiliates and employees.

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     "Employee Plans" shall mean all "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement income Security Act of 1974, as amended ("ERISA"), all "multiemployer plans" as defined in Section 3(37) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, and all other compensation plans, agreements or policies and any trust, escrow or other funding agreement related to such plans, which are maintained or contributed to by SPECTRADYNE or with respect to which SPECTRADYNE has any liability, regardless of whether funded or not.

     "Enhancements" means any changes, enhancement, corrections, deletions or modifications to: (i) any product, hardware, source code, software, process, method or technique, or any of their function or functions, and (ii) all tasks performed throughout the development cycle of the same, including, without limitation, analysis, design, programming and testing.

     "Hardware" means the physical transmitting, receiving and decoding equipment; computers and related equipment, including, but not limited to, central processing units and other processors; peripheral devices such as storage devices, printers, terminals and other input and output devices; IRDS; CDVRO Systems and mounts; and/or other tangible mechanical and electronic equipment, such as controllers, modems, communications and telecommunications equipment (voice, data and video) and networks intended for the input, storage, manipulation, communication, transmission and retrieval of information and data.

     "Initial SPECTRADYNE FRUs" shall have the meaning set forth in Section
3.2.1.

     "Intellectual Property Rights" shall mean, without limitation, all letters patent and patent applications worldwide and all divisionals, continuation, continuation of parts, reissues, renewals, modifications, additions and extensions of the same, and any and all other intellectual property, including, without limitation, all copyrights, Trademarks, service marks trade names, trade secrets, whether now owned or hereinafter acquired in, and relating to, any Product, Hardware, Source Code, Software, process, method or technique.

     "New SPECTRADYNE Products" shall mean: (a) all manufactured Products (excluding Software) designed by SPECTRADYNE or on its behalf (whether by the CERPLEX Parties or third parties), and (b) all Products for which SPECTRADYNE obtains manufacturing rights from third parties.

     "Price Schedule" shall have the meaning set forth in Section 8.1.1 and
Schedule 8.1.

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     "Products" shall mean, without limitation, any and all products, including their related Hardware, Systems, Software and the specific Proprietary Information pertaining thereto and any Enhancements thereto.

     "Proprietary Information" shall have the meaning set forth in Section 7.1.

     "Required Consents" shall mean any consents required to be obtained by either party for the consummation of the transactions contemplated by this Agreement.

     "Services" shall mean those technology services provided by CERPLEX to SPECTRADYNE, as more particularly described in Section 3.1.

     "Software" shall mean: (i) the computer programs in object code (except when Source Code is expressly called for as set forth herein, in which case the term "Software" includes Source Code and object code) together with input and output formats, program listings, narrative descriptions, operating instructions and supporting documentation and will include the tangible media upon which such programs and documentation are recorded as the same are more particularly described on Schedule 7.2; (ii) the specific Proprietary Information pertaining thereto, and (iii) any Enhancements thereto.

     "Source Code" shall mean (i) the Software described in Schedule 7.2 and delivered to Cerplex, (ii) the Specific Proprietary Information pertaining thereto, and (iii) any Enhancements thereto.

     "SPECTRADYNE Facilities" shall mean the facilities, located at 1501
North Plano Road, Richardson, Texas that are the subject of that certain lease attached hereto as Exhibit 4.1.

     "SPECTRADYNE FRUs" shall mean the meaning set forth in Section 3.2.1.

     "SPECTRADYNE Intellectual Property Rights" shall mean any and all Intellectual Property Rights SPECTRADYNE may have in the SPECTRADYNE Property, whether owned or hereinafter acquired by or licensed on a non-exclusive, transferable basis to SPECTRADYNE, including such Intellectual Property Right irrevocably assigned to SPECTRADYNE by the CERPLEX Parties pursuant to Article 7 hereof, excepting, however, any Intellectual Property Rights in which SPECTRADYNE has granted an exclusive license to a party other than CERPLEX.

     "SPECTRADYNE Production Assets" shall have the meaning set forth in
Section 7.1.

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     "SPECTRADYNE Products" shall mean all Products (excluding software)
being manufactured by SPECTRADYNE at the time of the Closing.

     "SPECTRADYNE Property" shall mean, without limitation, any and all parts or components, whether now owned or hereinafter acquired, by Spectradyne, the CERPLEX Parties (or by any other third party performing services on behalf of SPECTRADYNE) in or relating to Trademarks, the Proprietary Information, the SPECTRADYNE Products, New SPECTRADYNE Products, SPECTRADYNE FRUs, SPECTRADYNE Production Assets, SPECTRADYNE Systems, and any Enhancements to the same.

     "SPECTRADYNE Systems" shall mean the Hardware and Software described on Schedule 7.2, which describes the individual Hardware and general operating components and their functions, and such other Hardware and Software which any of the CERPLEX Parties have access to or is delivered to any of the CERPLEX Parties hereunder.

     "Term" shall mean the Term and any extensions thereof pursuant to
Section 1.2.

     "Trademarks" shall mean the trademarks and trade names, "SPECTRADYNE" or "Spectravision," and such other trade names or trademarks (whether registered or unregistered) now or hereinafter used by SPECTRADYNE.

     Other capitalized terms used in this Agreement are defined in the context in which they are used and shall have the meanings indicated by such use.

                                   ARTICLE 3
                SERVICES AND PRODUCTS TO BE PROVIDED BY CERPLEX

     3.1 SCOPE OF WORK. Subject to the terms and conditions of this Agreement and SPECTRADYNE's rights hereunder, CERPLEX shall provide to SPECTRADYNE (i)(A) manufacturing, warehousing, inventory management, shipping, and receiving services as set forth herein with regard to the SPECTRADYNE Products referenced on the Price List attached as Schedule 8.1 and to such New SPECTRADYNE Products as requested by SPECTRADYNE from time to time and as described in this Agreement (B) repair, modification and refurbishing services with respect to the SPECTRADYNE Products, New SPECTRADYNE Products, and certain Field Replaceable Units described below including return of such Products and FRUs to the location, in the manner, within the time periods (which shall be consistent with SPECTRADYNE's historic experience with repair-times in the 12-month period preceding the Commencement Date), and at such times as specified by SPECTRADYNE from time to time, and (C) certain other services described below with regard to certain Field Replaceable

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Units described below ((A), (B) and (C) referred to herein collectively as the
"Services") (ii) certain "proto-build" services with regard to New SPECTRADYNE Products if and as requested by SPECTRADYNE from time to time and as described in this Agreement, and (iii) such other services as may be agreed upon by the parties. CERPLEX shall not provide SPECTRADYNE Products or New SPECTRADYNE Products to or for any other party, and such prohibition shall survive the termination or expiration of this Agreement.

     3.2  FIELD REPLACEABLE UNITS

          3.2.1 ACCEPTANCE OF SPECTRADYNE FRUS. As of the Closing Date, CERPLEX shall accept possession of certain field replaceable units (the "Initial SPECTRADYNE FRUs") as described in Schedule 3.2.1 attached hereto and incorporated herein by this reference, which are to be repaired hereunder. SPECTRADYNE has completed an inventory, as set forth in Schedule 3.2.1, of the Initial SPECTRADYNE FRUs which sets forth the number and types of Initial SPECTRADYNE FRUs accepted by CERPLEX. During the sixty (60) day period following CERPLEX's acceptance of the Initial SPECTRADYNE FRU'S, CERPLEX and SPECTRADYNE shall mutually conduct an audit and usefulness appraisal of such inventory and reach a final determination about the number and types of Initial SPECTRADYNE FRUs accepted by CERPLEX. From time to time during the term of this Agreement, CERPLEX shall accept possession of additional field replaceable units ("Additional SPECTRADYNE FRUs") (Initial SPECTRADYNE FRUs and Additional SPECTRADYNE FRUs collectively shall be referred to as "SPECTRADYNE FRUs"). CERPLEX shall be liable for any and all expenses incident to its possession of the SPECTRADYNE FRUs. CERPLEX shall not sell, lease or otherwise transfer possession of any SPECTRADYNE FRUs to any party other than SPECTRADYNE, without the express written consent of SPECTRADYNE.

          3.2.2 REPAIR OF SPECTRADYNE FRUS; PRICES. CERPLEX shall repair, modify and refurbish the SPECTRADYNE FRUs as provided in Section 3.1(i)(B) above. The price for repair, modification, and refurbishment of SPECTRADYNE FRUs shall be as set forth in Schedule 3.2.2 attached hereto and made a part hereof.

          3.2.3 TITLE. Title to the SPECTRADYNE FRUs shall remain in SPECTRADYNE at all times.

          3.2.4 WAREHOUSE SERVICES; RECORDS AND RIGHT TO INSPECT AND AUDIT INVENTORY. With respect to all SPECTRADYNE FRUs received from SPECTRADYNE pursuant to this Article, CERPLEX shall provide warehousing, storage, and inventory control services and shall keep accurate records regarding the disposition and uses of such SPECTRADYNE FRUs. CERPLEX shall, upon

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request by SPECTRADYNE, allow SPECTRADYNE or its designated representatives to have access to such records as they may request.

          3.2.5 INSURANCE. During the Term of this Agreement, CERPLEX shall keep the SPECTRADYNE FRUs insured against-damage, destruction and loss of every kind including, without limitation, loss by fire, theft and/or flood in an amount equal to the fair market value of such parts and under a form of policy sufficient to cover all SPECTRADYNE FRUs then in the possession of CERPLEX. SPECTRADYNE shall be named as a loss payee under such policies, and the policy or policies of insurance shall be delivered to SPECTRADYNE. Insurer shall be obligated under such policy to notify SPECTRADYNE in writing thirty (30) days in advance of any cancellation or expiration of any such policy of insurance. CERPLEX shall pay all premiums or other expenses of the insurance.

          3.2.6 FRU ANNUAL ADJUSTMENT. Upon the termination or expiration of this Agreement and upon each Anniversary Date, CERPLEX shall conduct an inventory of the SPECTRADYNE FRUs, in which SPECTRADYNE may participate to the extent SPECTRADYNE deems appropriate, and to the extent CERPLEX, through its records, is unable to account for the SPECTRADYNE FRUs less 1% in dollar amount for shrinkage, then CERPLEX shall, at its option, either procure replacements for SPECTRADYNE or pay to SPECTRADYNE an amount equal to the fair market value of such unaccounted for SPECTRADYNE FRUs in excess of said shrinkage allowance.

          3.2.7 BEST EFFORTS SUPPLY OF SPECTRADYNE FRUS. SPECTRADYNE covenants that it will use its best efforts to ensure SPECTRADYNE FRUs are returned to it and made available to CERPLEX. In the event the number of usable SPECTRADYNE FRUs provided to CERPLEX is insufficient to enable CERPLEX to perform its obligations hereunder without purchasing additional SPECTRADYNE FRUs, CERPLEX shall provide SPECTRADYNE with notice of the same. SPECTRADYNE shall promptly acquire and deliver to CERPLEX, at SPECTRADYNE's cost and expense, that number of SPECTRADYNE FRUs required by CERPLEX. Any delay in the performance by CERPLEX of its obligations hereunder due to a shortage of SPECTRADYNE FRUs shall not be considered a breach of CERPLEX's obligations under this Agreement.

     3.3  SUBCONTRACTING; PROFESSIONAL PERFORMANCE OF SERVICES.   CERPLEX
may subcontract any manufacturing or repair work that it performs under this Agreement, provided that CERPLEX shall not contract with any subcontractor that is not a subsidiary or affiliate of CERPLEX or the CERPLEX Parent without first receiving the written consent of SPECTRADYNE to such subcontractor, such consent not to be unreasonably withheld or delayed, and provided further, that any subcontractor shall agree to be bound by the provisions of this Agreement, including without limitation the provisions of Section 3.11,

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Section 11.2, Article 7 and Section 12.2. CERPLEX agrees that any and all
Services rendered to SPECTRADYNE by CERPLEX, or any third party performing the Services on behalf of CERPLEX, shall be performed in a timely manner to professional standards by qualified personnel and in accordance with the operational and management methodologies and requirements specified by SPECTRADYNE from time to time.

     3.4 RISK OF LOSS. Any loss from the destruction of any SPECTRADYNE Products or New SPECTRADYNE Products, as the case may be, whether completed or partially completed, other than FRUs, that may occur while such Products are in the possession or custody of CERPLEX (regardless of whether title to such Products has passed to SPECTRADYNE) shall be borne by CERPLEX. Thereafter any such loss from destruction, breakage, nondelivery, or otherwise, however caused, shall be borne by SPECTRADYNE unless such loss is caused by some act or omission of duty on the part of CERPLEX.

     3.5 TRANSFER OF TITLE. The title to SPECTRADYNE Products and New SPECTRADYNE Products, as the case may be, whether completed or partially completed, shall pass to SPECTRADYNE upon delivery and acceptance of such SPECTRADYNE Products or New SPECTRADYNE Products.

     3.6 SERVICE and Repair WARRANTIES. CERPLEX is familiar with the requirements of SPECTRADYNE and of SPECTRADYNE's intended use of the SPECTRADYNE Products and New SPECTRADYNE Products and SPECTRADYNE FRUs to be delivered to SPECTRADYNE hereunder (the "Work"). CERPLEX warrants that during the period set forth in Section 3.7 below, the Work (whether performed by CERPLEX or by a subcontractor) will meet, comply and conform to all functional, performance and reliability requirements as set forth in the applicable specifications for that item of work and shall be free from errors and defects in workmanship.

     3.7 TERM OF WARRANTY. Notwithstanding any delivery, inspection and acceptance of any Work delivered to SPECTRADYNE hereunder, at any time within ninety (90) days from the date work is delivered to SPECTRADYNE, if the work fails to conform to the provisions of the warranty set forth in Section 3.6, SPECTRADYNE shall return the Work to CERPLEX and shall specify in writing the manner in which the work fails to meet the warranty. CERPLEX shall, entirely at its own expense, promptly repair or replace such Work as may be necessary to bring the Work into conformity with the warranty set forth in Section 3.6. CERPLEX shall ship such Work, at CERPLEX's expense, to the SPECTRADYNE facility designated by SPECTRADYNE in accordance with SPECTRADYNE's instructions. Notwithstanding the foregoing, the foregoing warranty remedy shall not apply to work that does not conform to the warranty due to misuse of the work by SPECTRADYNE or other third parties.

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     3.8  DISCLAIMER OF WARRANTIES.  EXCEPT AS SPECIFICALLY SET FORTH IN
SECTION 3.6, CERPLEX DISCLAIMS ALL COMMERCIAL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY LAW OR BY REASON OF CUSTOMER USAGE IN THE TRADE. THE REMEDY PROVIDED IN SECTION 3.7 IS THE EXCLUSIVE REMEDY UNDER SUCH WARRANTY AND IN LIEU OF ALL OTHER REMEDIES PROVIDED BY LAW IN RESPECT OF SUCH WARRANTY. CERPLEX'S LIABILITY UNDER THE WARRANTY IS ALSO LIMITED BY
SECTION 12.1.3.

     3.9 THIRD PARTY WARRANTIES. If any third party supplies components to CERPLEX for use in products supplied to SPECTRADYNE, CERPLEX shall make reasonable efforts to pass through to SPECTRADYNE any warranties made by such third-party supplier to the extent permitted under such warranties. To the extent such warranties are passed through to SPECTRADYNE, SPECTRADYNE shall have the right to directly enforce any such warranty against the third-party supplier, as well as CERPLEX's warranty provided above.

     3.10 NEW EQUIPMENT OR PROJECTS. In the event that SPECTRADYNE desires a manufacturing-related product, "proto-build" services, or other services with regard to New SPECTRADYNE Products that is not being provided to SPECTRADYNE by CERPLEX hereunder, SPECTRADYNE shall provide CERPLEX the opportunity to provide such product or service. SPECTRADYNE shall describe the product, "proto-build" services or other service in writing to CERPLEX and CERPLEX shall respond within a reasonable time period as to its proposed pricing structure and level of service. After review of the pricing structure and level of service proposed by CERPLEX, SPECTRADYNE may elect not to have CERPLEX provide such new product, "proto-build" services, or other service if SPECTRADYNE is able to procure such product or service at any equal or higher level of service from any other source on more favorable terms and conditions, or either.

     3.11 NON-COMPETITION. Due to CERPLEX's access to SPECTRADYNE's trade secrets and intellectual property during the term of this Agreement and the actual and irreparable damage to SPECTRADYNE that a disclosure of such confidential information will cause, neither CERPLEX nor any of its subcontractors (including without limitation subcontractors that are affiliates and subsidiaries of CERPLEX and the CERPLEX Parent) ("CERPLEX Entity") during the Term of this Agreement shall directly or indirectly contract with any person that at the time such contract is entered into competes with SPECTRADYNE in the provision of in-room video entertainment or interactive services, provided, that if such person thereafter competes with SPECTRADYNE then any CERPLEX Entity with whom such person has a contract will, at the request of

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SPECTRADYNE, neither extend or renew its contract with such person beyond the term existing when SPECTRADYNE makes its request. If CERPLEX obtains actual knowledge that an affiliate or subsidiary of CERPLEX or the CERPLEX Parent that is not a subcontractor of CERPLEX under this Agreement has directly or indirectly contracted with any person that competes with SPECTRADYNE in the provision of in-room video entertainment or interactive services, CERPLEX shall promptly give SPECTRADYNE notice of such contract. Subject to the foregoing, to its obligations to supply SPECTRADYNE in accordance with SPECTRADYNE's purchase orders, and to its obligation to refrain from manufacturing or using SPECTRADYNE Products for the benefit of anyone other than SPECTRADYNE, CERPLEX may manufacture any other products for any other person.

     3.12  WAREHOUSING SERVICES

          3.12.1 SERVICES. CERPLEX shall provide warehousing, inventory management, and storage services ("warehousing services") for up to an amount of warehouse space equal to that amount of warehouse and storage space at SPECTRADYNE's manufacturing facility and at off-site miniwarehouses being used by SPECTRADYNE for warehousing and storage on the Commencement Date ("Initial Warehouse Space") with respect to (a) the finished goods inventory of SPECTRADYNE Products and New SPECTRADYNE Products manufactured by CERPLEX pursuant to this Agreement, (b) SPECTRADYNE's inventory of field installation kits and equipment, (c) SPECTRADYNE's inventory of obsolete raw materials used or previously used in the production of SPECTRADYNE Products, and (d) such other items as requested by SPECTRADYNE from time to time. Both the cost of the Initial Warehouse Space and the cost of such warehousing services shall be included in the price for SPECTRADYNE Products charged pursuant to Article 8 of this Agreement and in any price quoted by CERPLEX for any New SPECTRADYNE Product. CERPLEX may separately charge for the cost of warehousing services, and pass through to SPECTRADYNE without mark-up the cost of warehouse and storage space, for any warehouse space in excess of the Initial Warehouse Space.

          3.12.2 LOCATION OF STORAGE. CERPLEX's warehousing, inventory management, and storage services as set forth above shall be carried out initially at SPECTRADYNE's existing warehouse facilities and at such other warehouse facilities as CERPLEX may determine. SPECTRADYNE shall arrange for CERPLEX to have the use of SPECTRADYNE's existing off-site warehouse facilities. SPECTRADYNE and CERPLEX shall consult with each other to determine if it is advisable to sublease or assign SPECTRADYNE's existing off-site warehouse facilities to CERPLEX. Any warehouse facilities used by CERPLEX shall be either under the control and supervision of CERPLEX or in a bonded public warehouse.

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          3.12.3  REPORTS.  CERPLEX shall maintain accurate records of, and shall provide monthly activity reports and a perpetual balance and reconciliation to SPECTRADYNE with respect to, the inventory of products as to which CERPLEX is providing warehousing services. CERPLEX shall, upon request by SPECTRADYNE, allow SPECTRADYNE or its designated representatives access to warehouse space and to the inventory records maintained by CERPLEX. SPECTRADYNE shall have the right, at its expense, to audit the inventory and warehouse records of CERPLEX periodically.

          3.12.4 SHRINKAGE. Upon the termination or expiration of this Agreement and upon each Anniversary Date, CERPLEX shall conduct an inventory of the products as to which CERPLEX is providing warehousing services. SPECTRADYNE may participate in such inventory to the extent SPECTRADYNE deems appropriate. To the extent that CERPLEX through its records is unable to account for the inventory of the products as to which CERPLEX is providing warehousing services less 0.5% in dollar amount for shrinkage, then CERPLEX shall, at its option, either procure replacements for SPECTRADYNE or pay to SPECTRADYNE an amount equal to the fair market value of such unaccounted-for inventory in excess of such shrinkage allowance.

     3.13 MANUFACTURING SUPPORT. CERPLEX acknowledges that manufacturing engineering and production engineering support are an integral and essential part of the current processes associated with the manufacture of SPECTRADYNE Products. CERPLEX will provide such manufacturing engineering and production engineering support services during the 12 months following the Commencement Date at a level that is at least substantially similar to that which has historically been required to manufacture SPECTRADYME Products during the 12-month period preceding the Closing Date at no additional cost to SPECTRADYNE. After said 12-month period, CERPLEX shall provide at no additional cost to SPECTRADYNE on an ongoing basis that level of manufacturing engineering and production engineering support as is customarily provided to customers by contract manufacturers.

                                   ARTICLE 4
                     CERPLEX RIGHTS OF ACCESS AND OCCUPANCY
                     OF CERTAIN OFFICE AND WAREHOUSE SPACE

     4.1 LEASE OF SPECTRADYNE SPACE. CERPLEX shall have the right to use, enjoy and occupy such space and related utilities and services as described and on terms and conditions as set forth in that certain Lease by and between SPECTRADYNE and CERPLEX of even date herewith, attached hereto as Exhibit 4.1 (the "Lease"). In the event this Agreement is terminated by either party or this Agreement expires at the end of the Term, the Lease shall be terminable in accordance with the provisions thereof.

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     4.2  GENERAL.

          4.2.1 ACCESS. Certain executives and designated employees of both CERPLEX and SPECTRADYNE shall be permitted such access to the other party's offices at the SPECTRADYNE Facilities as is reasonably necessary to permit the performance or administration of this Agreement, provided that, if requested by the other party, each such person will execute a Confidentiality Agreement, in form and substance acceptable to the other party.

          4.2.2 COOPERATION. The parties will cooperate with each other and will act reasonably and in good faith in coordinating the efficient use of the SPECTRADYNE Facilities.

                                   ARTICLE 5
                                  TRANSITION

     5.1 COOPERATION AND ASSISTANCE. The parties shall cooperate in arranging for an orderly, effective transition of the provision of services from SPECTRADYNE to CERPLEX effective as of the Commencement Date and shall cooperate in effectuating their respective obligations under this Agreement.

     5.2  PERSONNEL.

          5.2.1 TRANSFER OF PERSONNEL. SPECTRADYNE shall make available to CERPLEX for job interviews all manufacturing and repair employees (including managers) of SPECTRADYNE. CERPLEX shall interview and make conditional offers of employment to all of the employees listed on Schedule 5.2 (the "Employees"). Before accepting such conditional offer of employment each Employee, shall be required to resign his/her employment with SPECTRADYNE. SPECTRADYNE shall be responsible for any costs, such as all vested and accrued costs for vacation, pensions, and other employee benefits payable to such Employees in connection with their resignation. The Employees who accept job offers shall commence employment (conditioned on meeting post-offer conditions) with CERPLEX on the Commencement Date (the "Start Date"). CERPLEX shall be liable for any and all costs associated with such Employees from and after the Start Date. For one (1) year after the Start Date, CERPLEX shall not, without SPECTRADYNE's consent, employ any person who was a manufacturing and repair employee of SPECTRADYNE and who was not given or who did not accept an offer of employment from CERPLEX prior to the Start Date.

          5.2.2 EMPLOYEE PLANS. There have been no prohibited transactions or other breaches or violations of any law applicable to the Employee Plans that would subject CERPLEX to any liability. No condition exists that will subject CERPLEX or any of its employees to any material excise tax, penalty tax, fine or any other material liability related to any Employee Plan. There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments", under Section 28OG of the Code subject to tax under Section 4999 of the Code for which CERPLEX would have any withholding liability.

          5.2.3 WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT. Both before and after the Commencement Date, CERPLEX and SPECTRADYNE shall cooperate with each other to meet all requirements of the worker Adjustment and Retraining Notification Act, 20 U.S.C. (S)(S) 2101-09.

          5.2.4 NO HIRING OF OTHER PARTY'S EMPLOYEES. The parties agree that during the Term of this Agreement and for six (6) months after the termination or expiration of this Agreement neither party nor any of such party's Affiliates will solicit, without the prior written consent of the other party, any person employed then or within the preceding twelve (12) months by such other party or such other party's Affiliates, except that in the event this Agreement is terminated pursuant to Section 11.1 hereof, this provision shall not apply to the non-breaching party.

     5.3  DATA PROCESSING SUPPORT.

     SPECTRADYNE shall continue at its expense to operate its systems and data processing support services as currently operated in support of the existing manufacturing operations as may be necessary to assist CERPLEX in performing the Services under this Agreement for a period up to six (6) months after the date of this Agreement or until CERPLEX completes installation of its own systems and data processing support services.

                                   ARTICLE 6
                             OPERATIONS MANAGEMENT

     6.1  DESIGNATED REPRESENTATIVES.

          6.1.1 APPOINTMENT AND DUTIES. CERPLEX and SPECTRADYNE shall each appoint an individual (and one deputy to serve in the case of such individuals absence) with overall responsibility for monitoring CERPLEX's performance of Services and addressing any performance deficiencies under this Agreement (the "Designated Representatives"). Subject to and in accordance with the terms and requirements of this Agreement, the Designated Representatives (or their deputies if a Designated Representative is absent) shall meet upon the request of either party but at least monthly, to:

               (i) review CERPLEX's performance, coordinate the provision of Services to SPECTRADYNE and discuss future SPECTRADYNE requirements;

               (ii) ensure that adequate CERPLEX personnel are available and are provided the tools, training and support necessary;

               (iii) modify, pursuant to the terms and conditions in Section 6.2, Service requirements, response times, priorities for service and performance standards by which the services shall be measured and managed as provided herein;

               (iv) serve as the principal interface between SPECTRADYNE and CERPLEX with respect to all issues relating to the Services;

               (v) review SPECTRADYNE responsibilities and any failure by SPECTRADYNE to conform therewith;

               (vi) discuss rate and pricing issues;

               (vii) discuss and effect any other program management matter that may arise from time to time; and

               (viii) attempt to resolve any disputes hereunder in accordance with Article 13 hereof.

     6.2 SERVICE MODIFICATIONS. In the event that SPECTRADYNE wishes to request modifications in the Services, including additions, deletions and rearrangements ("Service Modifications"), SPECTRADYNE shall submit such requests to CERPLEX in writing. CERPLEX will promptly provide SPECTRADYNE with good faith estimates of the cost, if any, to SPECTRADYNE of such Service Modifications and will advise as to the most cost effective, efficient means of implementing such requested Service Modifications (the "Modification Estimate"). If SPECTRADYNE approves the Modification Estimate in writing to CERPLEX then CERPLEX shall implement the Service Modification and SPECTRADYNE shall pay the appropriate charges, if any, in accordance with the agreement of the parties as confirmed in a written Modification Agreement.

     6.3 MUTUAL COOPERATION. Each party agrees to provide all cooperation reasonably necessary to effect additions, modifications, relocation and removals of equipment, facilities and personnel requested by the other party necessary for such party to meet its contractual commitments in a timely, efficient manner.

                                   ARTICLE 7
                    SYSTEMS AND RELATED PROPRIETARY RIGHTS

     7.1 PROPRIETARY INFORMATION. "Proprietary Information" shall include, but not be limited to, all information communicated to one party by the other during the Term of this Agreement which relates in any way to the communicating party's business including, but not limited to, that information which communicates directly or indirectly, the customer lists, pricing, methods, processes, financial data, lists, statistics, software, systems or equipment, programs, research, development, techniques, strategic plans, operating data, or related information of each of the parties and/or its or their clients and suppliers, concerning past, present, or future business activities of said entities. Proprietary Information of SPECTRADYNE shall include certain SPECTRADYNE assets used or useful in the manufacture or repair of the SPECTRADYNE Products, New SPECTRADYNE Products, SPECTRADYNE FRUs, including but not limited to, product-specific processes, technology (including, without limitation, the Work, Proto-Build Services or other Services provided by CERPLEX to SPECTRADYNE), tooling, production fixtures, automatic assembly equipment fixtures and programs, test fixtures, test cabling and test programs ("SPECTRADYNE Production Assets"). Notwithstanding the foregoing, Proprietary Information shall not include the following: (i) information which at the time of disclosure is in the public domain, or which later becomes part of the public domain by publication or otherwise through no breach of this Agreement and (ii) information which either party can demonstrate was independently developed by such party without reliance upon the Proprietary Information.

          7.1.1. CIRCUMVENTION OF PROPRIETARY INFORMATION. The CERPLEX Parties shall not reverse assemble, reverse compile, reverse interrogate, reverse decade or reverse engineer the SPECTRADYNE Systems, including the Source Code or any part thereof.

     7.2 GRANT OF LICENSE. SPECTRADYNE grants to CERPLEX and CERPLEX accepts a non-exclusive, indivisible, revocable and nontransferable license to use the Intellectual Property Rights for the sole Purpose of using the Intellectual Property Rights in the development, manufacture, repair, servicing, and testing of, or incorporating or merging the Intellectual Property Rights into, the SPECTRADYNE Products, or New SPECTRADYNE Products to be sold only to SPECTRADYNE or its designee and repairing, modifying and/or refurbishing the same and the SPECTRADYNE FRUs for SPECTRADYNE's sole use and benefit under the terms of this Agreement. The license granted hereby shall not include any transfer (other than the above license) from SPECTRADYNE to CERPLEX of any of the SPECTRADYNE Intellectual Property Rights. Each of the CERPLEX Parties acknowledge and agree that the SPECTRADYNE

Intellectual Property Rights shall remain the sole and exclusive property of SPECTRADYNE.

          7.2.1 DELIVERY OF SOURCE CODE. In conjunction with SPECTRADYNE's delivery of the SPECTRADYNE Systems to CERPLEX, SPECTRADYNE shall deliver to CERPLEX one (1) copy of the Source Code for the software described on Schedule
7.2 only in the most current version as of the date hereof for the software listed on Schedule 7.2.

          7.2.2 MODIFICATION AND USE OF SOURCE CODE. The license granted hereby shall include the right to use of the Source Code to modify or enhance the SPECTRADYNE Systems for the sole and explicit purpose of incorporating, testing or merging the SPECTRADYNE Systems and any Enhancements thereto into the SPECTRADYNE Products or the New SPECTRADYNE Products to be sold only to SPECTRADYNE, or its designee, and repairing, modifying and/or refurbishing the same and the SPECTRADYNE FRUs for SPECTRADYNE's sole use and benefit under the terms of this Agreement. Any use of the Source Code and/or the SPECTRADYNE System, which is not specifically authorized herein, shall be prohibited, unless such use is specifically approved in writing by SPECTRADYNE. A separate license shall be required for use of the SPECTRADYNE Systems, including any Source Codes, in connection with any other Product, including, by way of example, the manufacturing, developmentation, repair, testing or servicing of any Product, and SPECTRADYNE shall have no obligation to grant or provide such license. Upon request by SPECTRADYNE, CERPLEX shall deliver a list of all Enhancements made by all of the CERPLEX Parties to date, and maintain all files respecting any Enhancements for a period of at least five (5) years after the termination of this Agreement. Any and all copies of the Source Code, in whole or in part, delivered to or developed by SPECTRADYNE, any of the CERPLEX Parties or any subcontractor hereunder shall remain and be the sole and exclusive property of SPECTRADYNE.

          7.2.3 EXPIRATION OF LICENSE. The license granted to CERPLEX hereunder shall automatically and immediately expire upon the termination or expiration of this Agreement, and the CERPLEX Parties shall have no right in or claim to any of the Spectradyne Intellectual Property Rights or the Spectradyne Property.

          7.2.4 OWNERSHIP OF SPECTRADYNE PRODUCTION ASSETS. CERPLEX agrees that any product-specific tooling, production fixtures, automatic assembly equipment fixtures and programs, test fixtures, test cabling and test programs that now exist or that are built by or caused to be built by CERPLEX and paid for by SPECTRADYNE, as evidenced by a SPECTRADYNE purchase order therefor, are, shall be, or shall become (as the case may be) and shall remain the property of SPECTRADYNE and shall be returned by CERPLEX to SPECTRADYNE upon demand and in any case upon termination or cancellation of this Agreement.

     7.3  LICENSE AGREEMENT TERMS.  The grant of the license set forth in
Section 7.2 hereof is subject to the following terms and conditions:

          7.3.1 ACCESS. The software programs shall be operated directly only (i) by bona fide employees of CERPLEX and subcontractors approved pursuant to Section 3.3; and (ii) on equipment that is under the control of CERPLEX, unless other arrangements are necessary due to natural disaster or similar emergency. Any and all copies of the source Code in the possession or control of CERPLEX shall be kept in a secure, locked-up environment, which shall conform to standard industry practices. The Source Code may not be removed from such location without the prior written approval of SPECTRADYNE. Access to the Source Code shall be limited to those employees of CERPLEX and of approved subcontractors who need to have access to incorporate or merge the software into the SPECTRADYNE Product. Each such employee shall sign and be bound by a Confidentiality Agreement in the form of Exhibit A to this Agreement.

          7.3.2 CONFIDENTIALITY. CERPLEX shall keep, and shall cause all subcontractors and all affiliates of CERPLEX and all subsidiaries and affiliates of the CERPLEX Parent to keep, the SPECTRADYNE Systems, SPECTRADYNE's Proprietary Information, the SPECTRADYNE Products, and the New SPECTRADYNE Products, confidential and shall not at any time allow the SPECTRADYNE Systems, SPECTRADYNE's Proprietary Information, the SPECTRADYNE Products, the New SPECTRADYNE Products, or any of their components or any Enhancements, or other modifications to them, to be disclosed to third parties, transferred, pledged, sold, assigned, leased or commercially exploited or marketed in any way, with or without charge, by CERPLEX or its employees or agents, or any subcontractors, or any affiliates of CERPLEX, or any subsidiaries and affiliates of the CERPLEX Parent. Except to the extent, required for normal operation of the systems as permitted by this Article, CERPLEX shall not permit the SPECTRADYNE Systems, SPECTRADYNE's Proprietary Information, the SPECTRADYNE Products, or the New SPECTRADYNE Products to be copied or reproduced, in whole or in part, by any person or entity at any time.

          7.3.3 NO COPIES. CERPLEX shall not, without the prior written consent of SPECTRADYNE, copy, in whole or in part, the Source Code provided by SPECTRADYNE under this Agreement. CERPLEX shall not recreate, or attempt to recreate, or permit or help others to recreate, the Source Code by any means whatsoever, including without limitation, derivation of the Source Code from any copy or version of the SPECTRADYNE System. No more than one (1) copy of the

Source Code shall be in CERPLEX's possession at any time without the prior written consent of SPECTRADYNE. Any copy of the Source Code, in whole or in part, delivered to CERPLEX by SPECTRADYNE, or made by CERPLEX pursuant to this paragraph, is and shall be the property of SPECTRADYNE.

     7.4 NO IMPLIED LICENSE. SPECTRADYNE is only granting CERPLEX the limited license contained in Section 7.2 and CERPLEX shall have no implied license in or to any part of SPECTRADYNE's Intellectual Property Rights, except as expressly contemplated under this Agreement.

     7.5 WORK FOR HIRE. CERPLEX, ON BEHALF OF ITSELF AND ITS PARENT, SUBSIDIARIES AND AFFILIATES ("CERPLEX GROUP"), HEREBY IRREVOCABLY ASSIGNS TO SPECTRADYNE AND SPECTRADYNE ACCEPTS ALL INTELLECTUAL PROPERTY RIGHTS THE CERPLEX GROUP MAY HAVE, IF ANY, IN AND TO ANY SPECTRADYNE PROPERTY, INCLUDING, WITHOUT LIMITATION, SUCH INTELLECTUAL PROPERTY RIGHTS THAT THE CERPLEX GROUP MAY MAKE, CONCEIVE, OR DESIGN, ALONE OR WITH OTHERS, IN CONNECTION WITH PERFORMING THE SERVICES OR THE WORK. EACH OF THE CERPLEX GROUP ACKNOWLEDGES AND AGREES THAT ALL INTELLECTUAL PROPERTY RIGHTS, INCLUDING, WITHOUT LIMITATION, MODIFICATIONS, UPDATES, IMPROVEMENTS, ENHANCEMENTS, AND ANY OTHER CHANGES TO SPECTRADYNE'S INTELLECTUAL PROPERTY RIGHTS, INCLUDING, WITHOUT LIMITATION, TO ANY COMPUTER PROGRAM OBJECT AND SOURCE CODES WITH REGARD TO SPECTRADYNE PROPERTY, CONCEIVED OR DESIGNED BY ANY OF THE CERPLEX GROUP IN CONNECTION WITH THE SERVICES OR THE WORK ARE, AND ARE INTENDED TO BE, WORKS FOR HIRE AND ARE THE PROPERTY OF SPECTRADYNE; BUT TO THE EXTENT ANY SUCH INTELLECTUAL PROPERTY RIGHTS MAY NOT, BY OPERATION OF LAW, BE WORKS FOR HIRE, THE CERPLEX GROUP, AND EACH MEMBER THEREOF, EACH HEREBY IRREVOCABLY ASSIGNS TO SPECTRADYNE AND SPECTRADYNE ACCEPTS SUCH ASSIGNMENT OF THE OWNERSHIP OF THE INTELLECTUAL PROPERTY RIGHTS, WHETHER WRITTEN, DIAGRAM OR SOME OTHER FORM, AND WHETHER PUBLISHED OR UNPUBLISHED. EACH OF THE CERPLEX GROUP WILL GIVE SPECTRADYNE ALL SUCH FURTHER ASSISTANCE REASONABLY NECESSARY TO PERFECT SUCH RIGHTS, INCLUDING, BUT NOT LIMITED TO, SUPPLYING SUPPORTING , DOCUMENTATION AND EXECUTING ANY INSTRUMENTS REQUIRED TO REGISTER SUCH INTELLECTUAL PROPERTY RIGHTS.

     7.6 CONFIDENTIALITY. Except as otherwise provided in this Agreement, the parties agree that during the Term of this Agreement and for a period of two (2) years from the date of its termination or expiration, including the termination or expiration of any extension period, Proprietary Information shall be maintained in strict confidence; shall be used only for purposes of this Agreement; and that no Proprietary Information shall be disclosed by the recipient party, its Affiliates, agents or employees without the prior written consent of the other party. Each party agrees to take all reasonable precautions to prevent the disclosure of Proprietary Information.

     7.7 LIMITED RESTRICTION. Notwithstanding any other provision of this
Article 7, nothing in this Article 7, or any other agreement or instrument entered into by the CERPLEX Parties in connection with the transactions contemplated hereby, shall limit, prohibit, or restrict the CERPLEX Parties' right to use during the Term hereof or after any termination of this Agreement any manufacturing, testing or repair process, technique, method or system, or the know-how associated therewith that CERPLEX possessed prior to the date hereof and used in connection with its performance of the Services or the Work rendered to SPECTRADYNE hereunder ("CERPLEX Know-how") or any Enhancements of the CERPLEX Know-how that are or may have been derived therefrom.

                                   ARTICLE 8
                                    PRICING

     8.1 ANNUAL TARGET. At Closing, and thereafter every 30 days during the Term, SPECTRADYNE will deliver to CERPLEX a minimum aggregate dollar purchase target, with corresponding prices for the goods and services to be purchased, for the immediately following 12-month period (the "Rolling Annual Target"). SPECTRADYNE shall be permitted to amend the minimum aggregate dollar purchase target delivered at Closing (for the 12-month period commencing with the Closing) upward only on or before February 1, 1994. So long as SPECTRADYNE purchases from CERPLEX goods and services during each such Rolling Annual Target period with an aggregate cost of at least equal to the Rolling Annual Target,,the following pricing arrangements shall apply throughout the Term of this Agreement:

          8.1.1 PRICE SCHEDULE. Except as specified below and in Section 6.2 above, prices for any SPECTRADYNE Products manufactured by or for SPECTRADYNE prior to Closing shall not exceed the prices as specified on Schedule 8.1 attached hereto. If SPECTRADYNE delivers to CERPLEX on or before February 1, 1994 an upwardly revised minimum aggregate dollar purchase target for the 12-month period beginning with the Closing, CERPLEX shall make dollar volume price adjustments using the same methodology used to generate Schedule 8.1, which price adjustments shall, however, be prospective only and applicable only to purchase orders delivered after the date such upwardly revised minimum aggregate dollar purchase target is delivered to CERPLEX.

          8.1.2 NO PRICE INCREASE. If CERPLEX accepts a Rolling Annual Target, the prices of goods and services may not be increased during the 12-month period applicable to that Rolling Annual Target, subject to the provisions of Paragraph
8.2 below.

          8.1.3 PURCHASE ORDERS. At the Closing, SPECTRADYNE shall place with CERPLEX a 90-day firm purchase order. Every 30 days thereafter during the Term SPECTRADYNE shall amend the existing firm purchase order to extend it for an additional 30-day period with orders for such additional 30-day period. All orders shall be placed on SPECTRADYNE's purchase order form attached hereto as
Schedule 8.1.3, which may be changed from time to time during the Term as the parties may mutually agree, at prices established in the then applicable Rolling Annual Target for each good or service included on such purchase order. Subject to the provisions of Paragraph 8.6 below regarding long lead-time items, CERPLEX shall fulfill each purchase order on a timely basis as provided in the purchase order. If SPECTRADYNE cancels or modifies any purchase order outside of such purchase order's terms and other than because of a CERPLEX default, the parties will negotiate in good faith to reschedule the purchases provided for in such purchase order. If the parties are not able to reach agreement following such good faith negotiations, CERPLEX's damages shall be limited to the lesser of CERPLEX's direct and unavoidable damages (after commercially reasonable efforts to mitigate) from such cancellation or modification (including any applicable third-party-supplier penalties for such cancellation or modification) or the full purchase price under such purchase order. Under no circumstances will SPECTRADYNE be liable for any cancellation penalties imposed by CERPLEX or for any damages to CERPLEX for periods not covered by a firm purchase order.

     8.2 PRICE INCREASES. CERPLEX may request a price increase with respect to any goods and services it provides under this Agreement in connection with each revised Rolling Annual Target, such price increase to be effective, however, beginning with the last 30-day period in the 12-month period applicable to such revised Rolling Annual Target. In such case, SPECTRADYNE may solicit and receive bids from third parties with respect to the goods or services, or both, as to which CERPLEX seeks a price increase. SPECTRADYNE shall negotiate in good faith with CERPLEX as to the matter but shall remain free to select the third-party bidder following such negotiations. The parties acknowledge that if such good faith negotiations reach an impasse, this may result in SPECTRADYNE ceasing to buy, and CERPLEX ceasing to supply, after the period applicable to the immediately preceding Rolling Annual Target the goods and services as to which CERPLEX seeks a price increase.

          8.2.1 PRICE DISCUSSIONS. Notwithstanding anything in this Article
8, the parties agree that if pricing and cost issues arise during the course of performance of this Agreement, they will negotiate in good faith to resolve any such issue to the mutual satisfaction of both parties.

     8.3 COST SAVINGS. CERPLEX may propose design, production, process or other changes in the goods and services offered by SPECTRADYNE with a view to achieving cost savings. No such changes shall be implemented without SPECTRADYNE's approval. If any such changes are accepted, the prices in the Annual Target shall be reduced so as to reflect 50% of the cost savings realized from such change.

     8.4 "PROTO-BUILD" SERVICES. Engineering and "prototype-building" services may be requested by SPECTRADYNE, and if requested will be provided by CERPLEX, at a price to be mutually determined by the parties. SPECTRADYNE shall have the right to purchase standard CERPLEX raw materials at CERPLEX's cost.

     8.5 SHIPPING AND RECEIVING. Shipping and receiving services (including tape shipments) shall be provided upon request for a fee of $3.00 per transaction (each shipping/receiving document to constitute a separate transaction).

     8.6 LONG-LEAD ITEMS. CERPLEX shall advise SPECTRADYNE from time to time of any components or materials requiring such lead time for delivery as would prevent CERPLEX from meeting any delivery obligations under anticipated SPECTRADYNE purchase orders based on Rolling Annual Targets and of any penalty or cancellation charge that the third-party supplier of such components or materials imposes for reduction or cancellation of an order. If SPECTRADYNE specifically authorizes CERPLEX in writing to place advance orders for particular amounts of such long lead-time items in anticipation of SPECTRADYNE orders, and if any such orders are placed and later canceled or reduced due to actions by SPECTRADYNE, then, to the extent that CERPLEX cannot with commercially reasonable efforts either use such items for other purposes or reduce or cancel its order with the third-party supplier without incurring a penalty or cancellation charge, SPECTRADYNE shall be responsible for any and all costs and charges, including without limitation, cancellation penalties imposed on CERPLEX by the third-party supplier to the extent caused by SPECTRADYNE's actions. If SPECTRADYNE fails to give such written assurances in a timely fashion, then it shall be required either to accept any delay in delivery of products ordered by it from CERPLEX of which it was previously advised or pay any premium necessary to obtain the item in a timely fashion.

                                   ARTICLE 9
                             INVOICES AND PAYMENT

     9.1 INVOICES. For all goods and services set forth on the Price
Schedule, CERPLEX shall invoice SPECTRADYNE on a weekly basis. For any new or special services as described, CERPLEX shall invoice SPECTRADYNE on a monthly basis. CERPLEX shall submit such invoices on or about the last day of each relevant period and only for those billable items which have actually been delivered to SPECTRADYNE on or prior to the invoice date. SPECTRADYNE shall have audit rights to all CERPLEX figures presented on such invoices.

     9.2 PAYMENT. SPECTRADYNE shall pay CERPLEX within fortyfive (45) days after submission of each invoice. Except as provided in Article 13 in order to enable CERPLEX to obtain financing with respect to the accounts receivable owing from time to time from SPECTRADYNE to CERPLEX, SPECTRADYNE agrees not to off-set any sums of any kind owing from CERPLEX to SPECTRADYNE against any invoice owing to CERPLEX, and SPECTRADYNE agrees not to assert any counterclaim, or otherwise refuse to pay, any of the invoices owing to CERPLEX based upon any present or future indebtedness, liabilities, or other obligations or sums owing from CERPLEX to SPECTRADYNE (including under the Lease).

     9.3 TAXES. Payment of all federal, state and/or local taxes based on Services provided under this Agreement shall be the responsibility of CERPLEX including, without limitation, franchise taxes, state and local personal property taxes, employment taxes for its employees and taxes based on the net income of CERPLEX. SPECTRADYNE shall either (1) pay to CERPLEX all sales and use taxes levied with respect to the Services or (2) issue a resale certificate to CERPLEX for such Services. Each party shall reasonably cooperate with the other in minimizing any applicable tax. CERPLEX shall promptly reimburse SPECTRADYNE for the portion of any prepaid taxes relating to any period after the Commencement Date.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

     10.1 BY SPECTRADYNE. SPECTRADYNE represents and warrants to CERPLEX as follows:

          10.1.1 DUE INCORPORATION. SPECTRADYNE ( i) is a corporation duly incorporated, validly existing and in good standing under the laws of Texas, and
(ii) has full corporate power to own, lease, and operate its properties and assets, to conduct its business as that business is currently being conducted, and to consummate the transactions contemplated by this Agreement to be consummated by SPECTRADYNE.

          10.1.2 DUE AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

          10.1.3 NO CONFLICT. Neither the execution nor delivery by it of this Agreement, nor the consummation by it of any of the transactions contemplated by this Agreement, will result in the breach of any term or provisions of, or constitute a default under, any charter provision or bylaw, order, law, rule or regulation which is applicable to it or any material contracts with third-parties.

     10.2 BY CERPLEX. CERPLEX represents and warrants to SPECTRADYNE as follows:

          10.2.1 DUE INCORPORATION. CERPLEX (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, and (ii) has full corporate power to own, lease, and operate its properties and assets, to conduct its business as that business is currently being conducted, and to consummate the transactions contemplated by this Agreement to be consummated by CERPLEX.

          10.2.2 DUE AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by it and constitutes a valid and binding agreement of it, enforceable against it in accordance with this Agreement's terms, subject to the effect of bankruptcy, insolvency, moratorium and other laws now or hereafter in effect relating to and affecting the rights of creditors generally and to equitable principles of general application.

          10.2.3 NO CONFLICT. Neither the execution nor delivery by it of this Agreement, nor the consummation by it of any of the transactions contemplated by this Agreement, will result in the breach of any term or provisions of, or constitute a default under, any charter provision or bylaw, order, law, rule or regulation which is applicable to it.

     10.3 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto in the last sentence of Section 3.1, Sections 11.2.2, 11.2.3, 12.2 and Article 7 and Article 13 shall survive the Closing indefinitely. All other statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive for a period of one (1) year.

                                   ARTICLE 11
                                  TERMINATION

     11.1  TERMINATION.

          11.1.1  TERMINATION FOR MATERIAL EVENT.

               (a) CURE PERIOD. Except as otherwise provided in this Section 11.1, in the event of an occurrence of any material breach of this Agreement by either party, which breach is not cured within thirty (30) days after receipt of written notice of such breach (which notice shall specify in detail the matters giving rise to the breach), then the non-breaching party may terminate this Agreement forty-five (45) days after notice of termination is given.

               (b) DELIVERY PERFORMANCE. In addition to SPECTRADYNE's rights under Section 3.7, should more than 5% of products purchased by SPECTRADYNE from CERPLEX in any 90-day period be delivered late, CERPLEX shall discuss the situation with SPECTRADYNE, undertake a performance review, and take corrective action to assure that such inadequate performance will not be repeated. If CERPLEX fails to so act in a timely manner, or if the same problem reoccurs at such levels, then, in addition, to any action for damages for such default, SPECTRADYNE shall be free to terminate this Agreement on thirty (30) days notice without penalty for early termination or cancellation of any orders.

               (c) QUALITY PERFORMANCE. SPECTRADYNE shall define and implement a product acceptance methodology for measuring product functionality and performance based upon standard industry quality auditing practices using lot sampling techniques, and shall make such methodology known to CERPLEX. In addition to SPECTRADYNE's rights under Section 3.7, should more than 5% of production deliveries or FRU deliveries (deliveries to be measured in number of product lots delivered and not necessarily in absolute numbers of units delivered) within any 90-day period be rejected by SPECTRADYNE for failure to conform to SPECTRADYNE's product functionality or performance standards, CERPLEX shall discuss the situation with SPECTRADYNE, undertake a performance review, and take corrective action to assure that such inadequate performance will not be repeated. If CERPLEX fails to so act in a timely manner, or if the same problem reoccurs at such levels, then, in addition, to any action for damages for such default, SPECTRADYNE shall be free to terminate this Agreement on thirty (30) days notice without penalty for early termination or cancellation of any orders.

          11.1.2  TERMINATION FOR NONPAYMENT BY SPECTRADYNE.

               (a) In the event that SPECTRADYNE breaches its obligation to pay any amount due to CERPLEX hereunder ("SPECTRADYNE Payment Breach") and does not cure such breach within fifteen (15) days after being given written notice of such breach by CERPLEX, then CERPLEX may terminate this Agreement fifteen (15) days after notice of such termination is given. After notice of termination has been given to SPECTRADYNE hereunder, then for any Services provided to SPECTRADYNE by CERPLEX during the ensuing fifteen (15) day period, CERPLEX may require that SPECTRADYNE pay cash on delivery.

               (b) Notwithstanding anything to the contrary contained herein, CERPLEX may not terminate this Agreement pursuant to this Section for SPECTRADYNE's failure to pay to CERPLEX any amount that is due from SPECTRADYNE if as to any invoice, SPECTRADYNE has paid any disputed amount into escrow and submitted such dispute to arbitration as provided in Article 13 hereof, provided that SPECTRADYNE makes payment for that portion of such invoice which it does not dispute.

          11.1.3 TERMINATION FOR INSOLVENCY. In the event that either party hereto is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, and the same has not been discharged or terminated without any prejudice to the other party's rights or interests under this Agreement within ninety (90) days of the date of such action then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

     11.2  TERMINATION SUPPORT.

          11.2.1 COOPERATION. CERPLEX agrees that, forty-five (45) days prior to the termination or expiration of this Agreement for any reason, CERPLEX shall use reasonable efforts to effect an orderly and efficient transition to a successor provider of services and will provide to SPECTRADYNE or its designed any and all termination assistance reasonably requested by SPECTRADYNE to allow the Services to continue without interruption or adverse effect.

          11.2.2 RETURN OF PROPERTY. Upon termination or expiration of this Agreement, CERPLEX shall return to SPECTRADYNE all SPECTRADYNE assets and property that may be in the possession of CERPLEX, including without limitation, any (i) production fixtures and automatic assembly equipment fixtures and programs, (ii) equipment, (iii) materials, software, and equipment used in testing, including test fixtures, test cabling and test programs, (iv) product-specific tooling and (v) designs, drawings, blueprints, specifications, and data (in whatever form).

          11.2.3 TERMINATION AND EXPIRATION. Notwithstanding any other provision contained herein to the contrary, in the event that any CERPLEX Party breaches any of the provisions contained in Article 7 of this Agreement, which breach is not cured within ten (10) business days after receipt of written notice of such breach (which notice shall specify in detail the matters giving rise to the breach), then, in addition to any and all other rights and remedies SPECTRADYNE may have under this Agreement, or any other agreement between SPECTRADYNE and CERPLEX, or under applicable law, SPECTRADYNE shall have the right to terminate this Agreement and the license granted to CERPLEX hereunder thirty (30) days after notice of termination is given. Upon termination and/or expiration of this Agreement, CERPLEX shall deliver to SPECTRADYNE any and all copies of any Source Code and all Enhancements thereto that the CERPLEX Parties have in their possession or control and/or that shall have been made from, or using any copy of the Source Code in CERPLEX Parties' possession or control at any time, and CERPLEX shall sign a statement affirming that it has complied with this provision.

          11.2.4 RIGHT TO INJUNCTION. In the event that any CERPLEX Party breaches any provision of Article 7 of this Agreement, then, in addition to any and all rights and remedies SPECTRADYNE may have under this Agreement, any other agreement with CERPLEX, or applicable law, SPECTRADYNE shall be entitled to obtain preliminary and permanent injunctions, from a court of competent jurisdiction, enjoining any and all such breaches, the parties acknowledging and agreeing that SPECTRADYNE would be irreparably harmed by any and all such breaches.

                                   ARTICLE 12
                                  INDEMNITIES

     12.1  INDEMNIFICATION.

          12.1.1  INDEMNIFICATION; RIGHTS AND REMEDIES.

               (a) SPECTRADYNE shall indemnify CERPLEX for all losses imposed upon or incurred by CERPLEX arising or resulting from events, conditions, actions or omissions by SPECTRADYNE occurring prior to the Commencement Date related to the Employee Plans, or the employment or termination of the Employees, but only to the extent that such losses are wholly or partially attributable to events, conditions, actions or omissions occurring prior or on to the Commencement Date. CERPLEX shall indemnify SPECTRADYNE for all losses imposed upon SPECTRADYNE arising from events, conditions, actions or omissions by CERPLEX occurring after the Commencement Date related to any employee plans, or hiring, employment or termination of the Employees, but only to the extent that such losses are wholly or partially attributable to events, conditions, actions or omissions occurring after the Commencement Date.

               (b) Notwithstanding any other provisions of this Agreement, SPECTRADYNE agrees to indemnify and hold CERPLEX harmless from and against any liabilities, costs or obligations, including attorneys' fees and disbursements, resulting from (i) any and all claims for life insurance, disability and medical benefits based on occurrences before the Start Date (including claims for continuing treatment with respect to any accident or illness for which coverage was so provided), whether such claims are asserted before, on or after the Start Date, (ii) any and all other welfare and fringe benefits claims based on occurrences before the Start Date, whether such claims are asserted before, on or after the Start Date, (iii) any and all life insurance, disability, severance (including severance claims based upon the transactions contemplated hereunder), medical or other welfare and fringe benefits claims of any individual (or his covered dependents) who retired from SPECTRADYNE on or before the Start Date or who died before the Start Date and who had been employed at any time, regardless of whether such claim is asserted before, on or after the Start Date and (iv) any and all claims (including third party claims) under or with respect to any pension or retirement plan or any plan of deferred compensation other than SPECTRADYNE's Pension Plan.

               (c) Notwithstanding any other provisions of this Agreement, CERPLEX agrees to indemnify and hold SPECTRADYNE harmless from and against any costs, liabilities or obligations, including attorney's fees and disbursements, resulting from (a) any and all life insurance, disability or medical benefits claims based on coverage provided to Employees under any plan maintained or sponsored by CERPLEX after the Start Date, (b) any and all other welfare and fringe benefits claims based on coverage provided to Employees under any plan maintained or sponsored by CERPLEX after the Start Date and (c) any and all claims under or with respect to any pension or retirement plan or any plan of deferred compensation which CERPLEX sponsors, contributes to or otherwise participates in on or after the Start Date.


          12.1.2 INDEMNIFICATION RESPECTING REPRESENTATIONS. CERPLEX and SPECTRADYNE shall indemnify, defend and hold harmless each other against all claims, liabilities, losses, damage and expense including, but not limited to, reasonable attorneys' fees, costs of investigations, costs of investigative, judicial and administrative proceedings or appeals therefrom and costs of attachment or similar bonds) resulting from the fact that any of the representations made by the other party shall be false in any material respect.

          12.1.3 LIMITATION ON CONSEQUENTIAL DAMAGES. EXCEPT AS SET FORTH
IN SECTIONS 12.1.1 AND 12.1.2 ABOVE, NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY OR TO ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION, PENALTIES FOR FAILED OR DELAYED PERFORMANCE, DAMAGES FOR LOST PROFITS, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY OR TORT AND REGARDLESS OF WHETHER SUCH PARTY HAS REASON TO KNOW OR IN FACT KNOWS OF THE POSSIBILITY THEREOF.

     12.2 INTELLECTUAL PROPERTY INDEMNITY. Each of the parties will indemnify, defend and hold harmless the other from any and all claims, actions, liabilities, damages, costs and expenses, including reasonable attorneys, fees and costs of investigation in judicial and in administrative proceedings or appeals therefrom and costs of attachment or similar bonds, arising out of any third party claims of infringement of any patents, copyrights, licenses, trade secrets, trademarks, service marks or any other proprietary right of the other party, provided that the indemnifying party is notified as soon as practicable of such claim. The indemnified party shall have the right to control the defense of all such claims, lawsuits or other proceedings with counsel reasonably satisfactory to the indemnified party and the indemnified party shall have the right to participate in such proceedings. In no event shall the indemnified party settle any such claim, lawsuit or proceeding without the indemnifying party's prior approval. The above intellectual property indemnity shall survive the termination or expiration of this Agreement, as provided above in Section 10.3.

                                   ARTICLE 13
                             DISPUTES; ARBITRATION

     All disputes shall be negotiated between the Designated Representatives (or deputies as necessary) until the earlier of mutually acknowledged impasse or thirty (30) days. Thereafter any unresolved controversy, claim or dispute arising out of or in connection with the negotiation, performance or non-performance of this Agreement, including, without limitation, the validity, scope, and enforceability of this Agreement shall be solely and finally settled by arbitration before a three-person panel in Dallas, Texas in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association, or any successor organization. Either party hereto may demand arbitration by written notice to the other party and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this Article 13 shall be made within one (1) year from the date that the dispute upon which the demand is based arose. The arbitrators shall be named by the I American Arbitration Association within ten (10) days of the service of the Demand for Arbitration. Each arbitrator shall be admitted to practice law in Texas and shall comply with the American Bar Association and American Arbitration Association's Code of Ethics for neutral arbitrators. Judgment on any award by a majority of the arbitrators shall be binding and may be entered in any court having jurisdiction thereof. The parties intend that this agreement to arbitrate be valid, binding, enforceable, and irrevocable. The terms of this Article 13 shall survive the termination or expiration of this Agreement. In their award, the arbitrators shall allocate against the losing party all costs of arbitration, including the fees of the arbitrators, and reasonable attorneys, fees, costs, and expert witness expenses of the parties. If commercially practicable, CERPLEX will continue to provide the Services during the arbitration proceedings and, except for disputed amounts that are the subject of an arbitration (which will be paid into escrow as set forth below), SPECTRADYNE will continue to make payments to CERPLEX under the terms and conditions of this Agreement during the period from the date a notice of arbitration is served on any party until the date of any final award. Any disputed amounts from either party will be paid into an escrow account, structured by agreement of the parties, or as ordered by the arbitrators if agreement cannot be reached, for distribution in accordance with the arbitrators, award.

                                   ARTICLE 14
                                 MISCELLANEOUS

     14.1 ASSIGNMENT. Neither party may assign this Agreement (other than to an approved or permitted assignee as provided in, and subject to Sections 3.3 and 3.11) without the prior written consent of the other, which consent shall not be unreasonably withheld.

     14.2 BINDING NATURE OF THIS AGREEMENT. This Agreement shall bind the parties and their successors and/or permitted assigns.

     14.3 NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or five days after mailing by certified or registered mail, postage prepaid, return receipt requested, or upon transmission pursuant to facsimile, or upon delivery by means of a nationally-recognized overnight air courier service, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

          If to SPECTRADYNE:  1501 North Plano Road
                              Richardson, Texas 75081
                              Attn:  Bart Guinn

          With a Copy (not constituting notice) to:

                              Williams & Connolly
                              725 Twelfth Street, N.W.
                              Washington, D.C. 20005-3901
                              Attn:  Jerry L. Shulman, Esq.

          If to CERPLEX:      The Cerplex Group, Inc.
                              3332 E. La Palma Avenue
                              Anaheim, California 92806
                              Attn:  Chief Executive Officer

          With a Copy (not constituting notice) to:

                              Brobeck, Phleger & Harrison
                              4675 MacArthur Court, Suite 1000
                              Newport Beach, California 92660-1836
                              Attn:  Frederic A. Randall, Jr., Esq.

     14.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

     14.5 HEADINGS. The articles and sections headings and the table of contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

     14.6 RELATIONSHIP OF PARTIES. CERPLEX, in furnishing services to SPECTRADYNE, is acting only as an independent contractor.

     14.7 FURTHER ASSURANCES. Each of the parties agrees to do such further acts and to execute and deliver such additional documents as are reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

     14.8 APPROVALS AND SIMILAR ACTIONS. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld unless specifically permitted by this Agreement.

     14.9 FORCE MAJEURE. The parties hereto shall not be responsible for any failure or delay in the performance of any obligations hereunder caused by acts of God, flood, fire, war or public enemy. Performance times shall be considered extended for a period of time equivalent to the time lost because of any such delay, provided that, in the event CERPLEX is delayed in its performance by reason of such cause, no such extension shall be made unless notice thereof is presented by CERPLEX to SPECTRADYNE in writing within ten (10) business days after the start of the occurrence of such delay; no payment shall be made by SPECTRADYNE for any fees or expenses incurred by CERPLEX by reason of such delay, and CERPLEX shall use best efforts to perform its obligations during such period of delay.

     14.10 SEVERABILITY. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

     14.11 NO WAIVER. No delay or omission by either party to exercise any option, right or power it has under this Agreement shall impair or be construed as a waiver of such option, right or power. A waiver by either party of any covenant or breach shall not be construed to be a waiver of any succeeding breach or of any other covenant. All waivers must be in writing and signed by the party waiving its rights.

     14.12 ATTORNEY'S FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, or the collection of any judgment thereon, the prevailing party shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     14.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws principles.

     14.14 SURVIVAL. All obligations contemplated to be performed, whether as a whole or in part, after termination of this Agreement, shall in fact survive after termination of this Agreement regardless of the basis for such termination.

     14.15 EXHIBITS AND SCHEDULES. The terms and conditions of any and all Exhibits and Schedules to this Agreement, as amended from time to time by mutual agreement and signature of the parties, are incorporated into the Agreement by this reference and shall constitute a part of this Agreement as if fully set forth herein. The parties hereto acknowledge that certain Schedules to this Agreement will not be finalized on the Commencement Date. The parties agree to finalize all Schedules to this Agreement within sixty (60) days of the Commencement Date.

     14.16 AMENDMENTS. No amendment to, or change, waiver or discharge of any provision of this Agreement shall be valid unless in writing and signed by any authorized representative of the party against which such amendment, change, waiver or discharge is sought to be enforced.

     14.17 ENTIRE AGREEMENT. This Agreement, together with all Exhibits and Schedules, constitutes the entire agreement of the parties and supersedes all previous agreements, promises, representations, understandings and negotiations between the parties, whether written or oral, with respect to the subject matter hereof. In the event of a conflict between this Agreement and any Exhibits or Schedules attached hereto, this Agreement shall govern.

     14.18 COMPLIANCE WITH LAW. CERPLEX in performing the -Services covenants that it shall comply with all applicable federal or state rules, regulations or laws relating to the Services.

     14.19 SECURITY, HEALTH AND SAFETY. Each party covenants that it will cause its employees, while such employees are on premises owned or leased by any other party, to comply with such other party's reasonable requirements regarding security, health and safety and other such matters as provided in writing by such party.

     14.20 RIGHTS AND REMEDIES. Except as otherwise expressly provided herein, the rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies any party could have at law or in equity or otherwise.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective corporate officers thereunto duly authorized, for and on behalf of themselves and their successors and assigns all as of the day and year first above written.



                              SPECTRADYNE CORPORATION, a Texas corporation


                              By:
                                  ----------------------------------------------
                                  Al Jerome
                                  President and Chief Executive Officer

                              CERTECH TECHNOLOGY, INC., a Texas corporation


                              By:
                                  ----------------------------------------------
                                  Name:
                                        ----------------------------------------
                                  Title:
                                        ----------------------------------------